                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       Filed by a Party other than the Registrant [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              Ionics, Incorporated
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                          [Ionics, Incorporated Logo]

Ionics, Incorporated
65 Grove Street
Watertown, Massachusetts 02472-2882

Arthur L. Goldstein
Chairman and Chief Executive Officer

                                                                   April 5, 2002

Dear Stockholder:

     You are cordially invited to attend our 2002 Annual Meeting of Stockholders. The meeting is scheduled for 2:00 P.M. on Wednesday, May 8, 2002, and will be held in the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, MA 02110.

     The notice of meeting and proxy statement that follow describe the business to be conducted at the meeting.

     As is our custom, we will give a presentation on the highlights for the year 2001 as well as the current status of our business. I sincerely hope that you will be able to attend this meeting and that you will have the opportunity to meet members of our management team.

     Please sign and return your proxy promptly, whether or not you plan to attend. Your vote is very important to the Company.

     On behalf of the Directors and Officers, I wish to thank you for your interest in the Company.

                                            Sincerely,

                                            -s- Arthur L. Goldstein
                                            ARTHUR L. GOLDSTEIN
                                            Chairman and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT
             Please sign, date and return your proxy card promptly

                           Iconics, Incorporated Logo

                              IONICS, INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 8, 2002

To the Stockholders of
  Ionics, Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Ionics, Incorporated (the "Corporation" or the "Company") will be held in the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Wednesday, May 8, 2002 at 2:00 P.M. for the following purposes:

     1. To elect four Class I Directors of the Company, each to serve for a three-year term or until a successor is elected and qualified.

     2. To approve an amendment to the Corporation's 1997 Stock Incentive Plan to increase the number of shares available for issuance under such Plan by 800,000 shares.

     3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2002.

     4. To consider and act upon such other matters as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 22, 2002 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                            By Order of the Board of Directors

                                            STEPHEN KORN, Clerk
                                            Ionics, Incorporated
                                            65 Grove Street
                                            Watertown, Massachusetts 02472

April 5, 2002

     WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENVELOPE ENCLOSED HEREWITH.

                              IONICS, INCORPORATED

                                65 GROVE STREET
                      WATERTOWN, MASSACHUSETTS 02472-2882

                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                                 APRIL 5, 2002

     The Notice of the 2002 Annual Meeting of Stockholders of Ionics, Incorporated (the "Company") is set forth on the preceding page and there is enclosed with this Proxy Statement a form of Proxy solicited by the Board of Directors of the Company. This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Wednesday, May 8, 2002 (the "Annual Meeting") at 2:00 P.M., local time, in the Enterprise Room, Fifth Floor, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, and any adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, certain of the officers and employees of the Company also may solicit Proxies personally or by telephone or telegram. This Proxy Statement is being first sent to stockholders on or about April 5, 2002. A copy of the Annual Report to Stockholders for the fiscal year ended December 31, 2001 (including audited financial statements of the Company) also accompanies this Proxy Statement.

     Only stockholders of record as of the close of business on March 22, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and/or any adjournments thereof. The outstanding stock of the Company on the Record Date entitled to vote consisted of 17,533,242 shares of common stock, $1.00 per share par value (the "Common Stock"). The holders of the outstanding shares of Common Stock are entitled to one vote per share. Stockholders may vote in person or by proxy. Execution of a Proxy will not affect a stockholder's right to attend the meeting and vote in person. All shares represented by valid Proxies received by the Clerk of the Company prior to the meeting will be voted as specified in the Proxy; if no specification is made and if discretionary authority is conferred by the stockholder, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors in proposal 1; FOR the amendment to the 1997 Stock Incentive Plan in Proposal 2; and FOR the ratification of the selection of an auditor in proposal 3. A stockholder giving a Proxy has the power to revoke it at any time prior to its exercise by delivering to the Clerk of the Company a written revocation or a duly executed Proxy bearing a later date, or by attending the meeting and voting such shares in person.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker "non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, but not "non-votes," are counted for purposes of determining the number of shares voting on a particular matter submitted to the stockholders for a vote. Neither abstentions nor "non-votes" are treated as having been voted for purposes of determining the approval of any such matter. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker "non-votes" are not considered voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists as of December 31, 2001, the number of shares of the Company's Common Stock beneficially owned by stockholders known by the Company to own more than five percent of such Common Stock outstanding at such date:

                                                           AMOUNT AND
                                                            NATURE OF
                   NAME AND ADDRESS OF                     BENEFICIAL       PERCENT OF
                    BENEFICIAL OWNER                        OWNERSHIP         CLASS
                   -------------------                     -----------      ----------
FMR Corporation..........................................  1,500,700(1)         8.6%
Fidelity Management and Research Company
     82 Devonshire Street
     Boston, MA 02109

Capital Research and Management Company..................  1,200,000(2)         6.9%
     333 South Hope Street
     Los Angeles, CA 90071

Capital Group International, Inc.........................  1,194,600(3)         6.8%
Capital Guardian Trust Company
     11100 Santa Monica Boulevard, 15th Floor
     Los Angeles, CA 90025-3384

Dimensional Fund Advisors................................    939,995(4)         5.4%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90801

---------------

(1) Includes sole voting power as to 607,600 shares and sole dispositive power as to all 1,500,700 shares. FMR Corporation has no shared voting power or shared dispositive power as to any of these shares. Also includes 893,100 shares beneficially owned by Fidelity Management and Research Company, a wholly owned subsidiary of FMR Corporation, as a result of acting as investment advisor to various investment companies. The sole power to vote these shares resides with the boards of trustees of these investment companies.

(2) Includes sole dispositive power as to all 1,200,000 shares. Capital Research and Management Company has no voting power and no shared dispositive power as to any of these shares.

(3) Includes sole voting power as to 840,200 shares and sole dispositive power as to all 1,194,600 shares. These entities have no shared voting power or shared dispositive power as to any of these shares.

(4) Includes sole voting power and sole dispositive power as to all 939,995 shares. Dimensional Fund Advisors, Inc. has no shared voting power or shared dispositive power as to any of these shares.

     The following table sets forth as of the Record Date the number of shares of Common Stock of the Company beneficially owned by each of the directors, including nominees, each of the executive officers named in the Summary Compensation Table on page 19 of this Proxy Statement, and all directors (including nominees) and executive officers of the Company as a group (21 persons). Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL       PERCENT OF
NAME OF BENEFICIAL OWNER                                      OWNERSHIP(#)       CLASS(%)
------------------------                                      ------------      ----------
Douglas R. Brown............................................      23,393(1)          *
Stephen L. Brown............................................       2,949(2)          *
Arnaud de Vitry d'Avaucourt.................................      37,500(3)          *
Kathleen F. Feldstein.......................................      10,392(4)          *
Arthur L. Goldstein.........................................     756,756(5)        4.2
William E. Katz.............................................     251,204(6)        1.4
William K. Reilly...........................................       2,949(7)          *
John J. Shields.............................................      15,929(8)          *
Carl S. Sloane..............................................      14,000(9)          *
Daniel I.C. Wang............................................      11,892(10)         *
Mark S. Wrighton............................................      16,992(11)         *
Allen S. Wyett..............................................      21,000(12)         *
Edward J. Cichon............................................      30,000(13)         *
Stephen Korn................................................     108,566(14)         *
Daniel M. Kuzmak............................................       5,000(15)         *
Theodore G. Papastavros.....................................     196,574(16)       1.1
All directors and executive officers as a group (21
  persons)..................................................   1,553,631(17)       8.4

---------------

   # The number of shares of Common Stock deemed outstanding as of the Record
     Date for each individual includes shares of Common Stock outstanding on such date owned by such individual and all shares of Common Stock subject to stock options held by such individual exercisable as of the Record Date or within 60 days after the Record Date.

   * Less than 1%

 (1) Includes 12,000 shares which Mr. Douglas Brown has the right to acquire pursuant to the exercise of stock options.

 (2) Includes 2,000 shares which Mr. Stephen Brown has the right to acquire pursuant to the exercise of stock options.

 (3) Includes 12,500 shares which Mr. de Vitry d'Avaucourt has the right to acquire pursuant to the exercise of stock options. Another 12,000 shares, as to which Mr. de Vitry d'Avaucourt shares dispositive power, are held by a financial institution in a fiduciary capacity for the benefit of Mr. de Vitry d'Avaucourt's wife. Such number excludes 341,926 shares held in a trust of which Mr. de Vitry d'Avaucourt's wife is the principal beneficial owner, and also excludes an additional 524,000 shares held in a separate trust, of which Mr. de Vitry d'Avaucourt is the principal indirect beneficiary. Mr de Vitry d'Avaucourt disclaims beneficial ownership of such 865,926 shares.

 (4) Includes 8,000 shares which Ms. Feldstein has the right to acquire pursuant to the exercise of stock options.

 (5) Includes 468,000 shares which Mr. Goldstein has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 6,201 shares held in the Ionics Section 401(k) Plan for the account of Mr. Goldstein. Does not include 6,800 shares by members of Mr. Goldstein's immediate family, as to which Mr. Goldstein disclaims beneficial ownership.

 (6) Includes 147,000 shares which Mr. Katz has the right to acquire pursuant to the exercise of stock options. Does not include 4,010 shares held by members of Mr. Katz's immediate family, as to which Mr. Katz disclaims beneficial ownership.

 (7) Includes 2,000 shares which Mr. Reilly has the right to acquire pursuant to the exercise of stock options.

 (8) Includes 12,500 shares which Mr. Shields has the right to acquire pursuant to the exercise of stock options.

 (9) Includes 13,000 shares which Mr. Sloane has the right to acquire pursuant to the exercise of stock options.

(10) Includes 10,000 shares which Mr. Wang has the right to acquire pursuant to the exercise of stock options.

(11) Includes 15,000 shares which Mr. Wrighton has the right to acquire pursuant to the exercise of stock options. A total of 667 shares are held of record by Mark S. Wrighton, trustee of the Mark S. Wrighton Revocable Trust U/A dated September 4, 1998.

(12) Includes 17,000 shares which Mr. Wyett has the right to acquire pursuant to the exercise of stock options. Does not include 1,000 shares held by a member of Mr. Wyett's immediate family, as to which Mr. Wyett disclaims beneficial ownership.

(13) Represents shares which Mr. Cichon has the right to acquire pursuant to the exercise of stock options.

(14) Includes 106,000 shares which Mr. Korn has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 1,343 shares in the Ionics Section 401(k) Plan for the account of Mr. Korn.

(15) Represents shares which Mr. Kuzmak has the right to acquire pursuant to the exercise of stock options.

(16) Includes 123,000 shares which Mr. Papastavros has the right to acquire pursuant to the exercise of stock options. Includes beneficial ownership of 3,714 shares in the Ionics Section 401(k) Plan for the account of Mr. Papastavros.

(17) Assumes exercise of options held by the group for all 1,028,000 shares and that such shares are outstanding.

     The information provided in the above footnotes concerning beneficial ownership in the Ionics Section 401(k) Plan is derived from Plan information as of February 15, 2002.

                     EXPLANATION OF AGENDA FOR THE MEETING

PROPOSAL 1.  ELECTION OF DIRECTORS.

     The Company has a Board of Directors currently consisting of four Class I Directors, four Class II Directors and four Class III Directors. The Class I, Class II and Class III Directors currently in office will serve until the annual meeting of stockholders to be held in 2002, 2003 and 2004, respectively, and until their respective successors are duly elected and qualified (or until the director's earlier resignation or removal). At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

     It is the intention of the persons authorized by the enclosed Proxy, which is solicited by the Board of Directors, to nominate and elect the four persons named in the table below as Class I Directors (all of whom presently serve as Class I Directors), pursuant to the recommendation of the Nominating Committee of the Board of Directors. To be elected, each nominee must receive the affirmative vote of a plurality of the issued and outstanding shares of the Common Stock represented in person or by Proxy at the Annual Meeting and entitled to vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED BELOW. The following table shows, for each nominee, his or her principal occupation since January 1, 1997 and present positions with the Company, period of past service as a Director, age on March 1, 2002, and directorships of other public companies (i.e., companies subject to the reporting requirements of the Securities Exchange Act of 1934 or registered as investment companies under the Investment Company Act of 1940):

                                          PRINCIPAL OCCUPATION
                                        (SINCE JANUARY 1, 1997),
                                   PRESENT POSITIONS WITH THE COMPANY              PERIOD OF PAST
                                           AND DIRECTORSHIPS                        SERVICE AS A
        NAME AND AGE                   OF OTHER PUBLIC COMPANIES                      DIRECTOR
        ------------               ----------------------------------              --------------
                        Directors whose Terms Expire in 2002 (Class I Directors)

Douglas R. Brown              President and Chief Executive Officer,                 since 1996
(47)*-                        Advent International Corp. (registered
                              investment advisor); director, Advent
                              International Corp. and Aspen Technology,
                              Inc.

Kathleen F. Feldstein         President, Economic Studies, Inc. (private        since November 1997
(61)*-                        economic consulting firm); director, Bank of
                              America Corp., BellSouth Corporation, John
                              Hancock Financial Services, Inc. and Knight-
                              Ridder, Inc.

Arthur L. Goldstein           Chairman, President and Chief Executive                since 1971
(66)+                         Officer of the Company; director, Cabot
                              Corporation, State Street Corporation, and
                              State Street Bank and Trust Company.

Carl S. Sloane                Professor of Business Administration                   since 1995
(65)+#-                       Emeritus, Harvard Graduate School of
                              Business Administration; director, Sapient
                              Corporation, The Pittston Company, and
                              Rayonier, Inc.

---------------

*  Member of Audit Committee

# Member of Compensation Committee

+  Member of Executive Committee

-  Member of Nominating Committee

     The following table contains similar information about the Class II and Class III Directors of the Company, whose terms of office do not expire at the Annual Meeting and who consequently are not nominees for election in 2002:

                                          PRINCIPAL OCCUPATION
                                        (SINCE JANUARY 1, 1997),
                                   PRESENT POSITIONS WITH THE COMPANY              PERIOD OF PAST
                                           AND DIRECTORSHIPS                        SERVICE AS A
        NAME AND AGE                   OF OTHER PUBLIC COMPANIES                      DIRECTOR
        ------------               ----------------------------------              --------------
                       Directors whose Terms Expire in 2003 (Class II Directors)

Arnaud de Vitry               Engineering consultant                                 since 1964
d'Avaucourt
(75)*

William E. Katz               Executive Vice President of the Company                since 1961
(77)

Daniel I.C. Wang              Institute Professor, Massachusetts Institute           since 1997
(66)*                         of Technology

Mark S. Wrighton              Chancellor, Washington University, St.                 since 1993
(52)#                         Louis, MO; director, Helix Technology
                              Corporation, Cabot Corporation, A. G.
                              Edwards, Inc. and OIS Optical Imaging
                              Systems, Inc.

---------------

*  Member of Audit Committee

# Member of Compensation Committee

                                          PRINCIPAL OCCUPATION
                                        (SINCE JANUARY 1, 1997),
                                   PRESENT POSITIONS WITH THE COMPANY              PERIOD OF PAST
                                           AND DIRECTORSHIPS                        SERVICE AS A
        NAME AND AGE                   OF OTHER PUBLIC COMPANIES                      DIRECTOR
        ------------               ----------------------------------              --------------
                       Directors whose Terms Expire in 2004 (Class III Directors)

Stephen L. Brown              Retired Chairman and Consultant, John                since May 2000
(64)*-                        Hancock Financial Services, Inc. and John
                              Hancock Life Insurance Company (since June
                              2001); Chairman and Consultant, Hancock
                              Natural Resource Group; Chairman, John
                              Hancock Financial Services, Inc. and John
                              Hancock Life Insurance Company (August
                              1999-June 2001); previously Chairman and
                              Chief Executive Officer, John Hancock Mutual
                              Life Insurance Company; director, Aspen
                              Technology, Inc.

William K. Reilly             President and Chief Executive Officer, Aqua          since May 2000
(61)#-                        International Partners, L.P. (private equity
                              water fund); director, Conoco, Inc., E. I.
                              DuPont de Nemours and Company, and Royal
                              Caribbean International.

John J. Shields               General Partner, Boston Capital Ventures               since 1988
(63)#+                        (venture capital), since January 2, 1998;
                              President and Chief Executive Officer,
                              King's Point Holdings Incorporated (April
                              1993 to December 1997).

Allen S. Wyett                President, A. W. Management, Inc.                      since 1992
(68)#

---------------

*  Member of Audit Committee

# Member of Compensation Committee

+  Member of Executive Committee

-  Member of Nominating Committee

     In addition to the Executive Committee of the Board of Directors, which did not meet during the year, the Company has an Audit Committee, of which Mr. Douglas Brown is Chairman, a Compensation Committee, of which Mr. Wyett is Chairman, and a Nominating Committee, of which Ms. Feldstein is Chairperson.

     The Audit Committee meets with management and with the Company's independent auditors to review financial results and procedures, internal financial controls, audit plans and recommendations. The Audit Committee also recommends the selection of the independent auditor to the Board of Directors. In 2000, the Audit Committee adopted, and the Board of Directors approved, the Audit Committee Charter. A report of the Audit Committee for the year 2001 appears on page 21 of this Proxy Statement.

     The Compensation Committee reviews and establishes the remuneration to be paid to certain of the executive officers of the Company, reviews the remuneration to be paid other officers, and acts as the administrator of the Company's stock option and restricted stock plans. A report of the Compensation Committee for the year 2001 appears on page 19 of this Proxy Statement.

     The Nominating Committee, which was established in May 2001, considers and proposes nominees for membership to the Board of Directors, including nominations made by management, members of the Board of

Directors, and other stockholders; and reviews and considers the composition of the Board of Directors. Nominees suggested by stockholders and sent to the Nominating Committee in care of the Clerk of the Company will be considered by the Nominating Committee.

     During 2001, the Board of Directors held six meetings. The Audit Committee met four times and the Compensation Committee met once. The Nominating Committee did not meet in 2001. Each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served.

     If, at the time of the Annual Meeting, any of the above-named nominees is unable to serve, a circumstance which is not anticipated, and if the enclosed Proxy confers discretionary authority, the persons named in the Proxy will either vote for such substitute nominee(s) as may be designated by the Board of Directors or will vote for a reduction in the number of directors, as determined by the Board.

 Board Retirement Policy

     The Board of Directors has adopted a retirement policy which requires that any person serving as a director of the Company will voluntarily resign his or her position as a director upon reaching the age of 75. Directors in office when the policy was adopted in August 2000 were permitted to continue to serve until the remainder of their terms even if they were already 75 years of age at the time or would turn 75 prior to the expiration of their then-current term. The policy permits the Board of Directors to waive the policy in special circumstances.

PROPOSAL 2.  APPROVAL OF AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN TO INCREASE
             THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE BY 800,000 SHARES.

 Description of 1997 Plan

     Under the 1997 Stock Incentive Plan (the "1997 Plan"), the Company may grant options to acquire its Common Stock ("Stock Options") and long term performance awards ("Performance Awards") to officers and other key employees of, and consultants to, the Company and its subsidiaries. As of January 31, 2002, a total of 637,023 of the 2,279,190 shares previously authorized for issuance under the 1997 Plan remain available for future grants of Stock Options or Performance Awards, and Stock Options covering a total of 1,609,367 shares of Common Stock were outstanding. No Performance Awards have been granted under the 1997 Plan. Approximately 340 employees, including officers of the Company and its subsidiaries, presently participate in the 1997 Plan.

     The 1997 Plan was adopted by the Board of Directors of the Company on February 19, 1997 and approved by the Stockholders at the 1997 Annual Meeting. The 1997 Plan replaced the Company's 1979 Stock Option Plan as the vehicle for the granting of Stock Options to key employees of the Company from time to time. The 1979 Plan continues in effect only for the purpose of administering the Stock Options remaining outstanding under the 1979 Plan.

     The following is a summary of the principal features of the 1997 Plan:

     Administration. The 1997 Plan is administered by the Compensation Committee of the Board of Directors ("Committee"), which currently consists of five non-employee Directors. Subject to its terms, the Committee has full authority to administer the 1997 Plan, including with respect to selection of key employees and consultants who are to receive Stock Options or Performance Awards (together, "Awards"), the specific form of any Award, and the specific terms and conditions of each Award.

     Shares Available For Award. The 1997 Plan provides that the aggregate number of shares that may be issued thereunder shall be the sum of (i) 750,000, plus (ii) the number of shares as to which options granted under the 1979 Plan terminate or expire without being fully exercised, plus (iii) effective as of January 1, 1998 and each of the three successive years thereafter, a number of shares equal to two percent of the total number of shares of Common Stock issued and outstanding as of the close of business on December 31 of the preceding year. As of January 31, 2002, a total of 2,279,190 shares had been made available for Awards under the 1997 Plan.

     General Provisions. The 1997 Plan contains provisions to prevent dilution in case of stock dividends, stock splits and changes in the Company's capital structure. The 1997 Plan may be terminated or amended at any time by the Board of Directors, except that the Board of Directors does not have the power to revoke or alter the terms of any valid Award previously granted pursuant to the 1997 Plan that would impair the rights of any participant without the participant's consent, to reprice outstanding Stock Options, or, without the approval of the stockholders, to (i) increase the number of shares of Common Stock to be reserved for issuance and sale pursuant to Awards under the 1997 Plan, or (ii) change the description of individuals to whom Awards may be granted pursuant to the 1997 Plan.

     Nature of Awards. Under the 1997 Plan, the Committee may grant non-qualified Stock Options (NQOs), incentive Stock Options (ISOs) and Performance Awards. The Committee has awarded only NQOs under the 1997 Plan and has no present intention of making other types of Awards, although it has the flexibility of being able to do so.

     Stock Options. Under the 1997 Plan, Stock Options may be granted by the Committee until the tenth anniversary of the adoption of the 1997 Plan. Stock Options may extend for a period of up to 10 years from the date of grant, with the actual term to be established by the Committee at the time of grant. Unless otherwise provided by the Committee, Stock Option grants will not be exercisable for at least six months following grant, and become exercisable in installments typically over a five-year period. The Committee has the discretion to grant either ISOs or NQOs under the 1997 Plan, but to date has issued only NQOs. No more than 750,000 shares may be issued pursuant to the exercise of ISOs granted under the 1997 Plan. Both ISOs and NQOs must have an exercise price not less than fair market value (generally, the closing price of the Company's Common Stock as reported on The New York Stock Exchange on the date of grant). The Committee has the discretion in the event the employment of an option holder is terminated to take such action in respect of the Stock Option as the Committee may deem appropriate, including accelerating the time that must pass before Stock Options may be exercised, and (except with respect to ISOs) extending the time following termination of employment during which the option holder is entitled to exercise the Stock Option, provided that in no event may any Stock Option be exercised after the expiration of its term. Stock Options are non-transferable and non-assignable other than by inheritance, except that, with the approval of the Committee, NQOs may be transferred by option holders to immediate family members, trusts established for their benefit or partnerships in which such immediate family members are the only partners. Under the 1997 Plan, no participant can receive an Award in any 12-month period that would result in the issuance to that individual of more than 200,000 shares of Common Stock.

     The purchase price for shares of Common Stock upon the exercise of Stock Options generally may be paid either in cash, by delivering to the Company such number of shares of Common Stock owned by the option holder that, together with any cash tendered, will equal in value the full purchase price, or by other "cashless" exercise methods specified in the 1997 Plan. Permitting stock-for-stock payments or other cashless exercises allows option holders to acquire shares of Common Stock without incurring the costs that may arise when the exercise price must be paid in cash.

     Long-Term Performance Awards. The Committee may grant Performance Awards under the 1997 Plan. No more than 150,000 shares of Common Stock may be issued in connection with Performance Awards granted under the 1997 Plan. The Committee has the discretion to consider nature, length, and starting date of the performance period for a particular Performance Award, which shall be at least one year. A participant may be awarded cash or Common Stock, or both, upon attainment of Performance Award goals. To date, no Performance Awards have been issued under the 1997 Plan.

 Certain Federal Income Tax Information.

     The following discussion of the United States federal income tax consequences of the issuance and exercise of Stock Options and other Awards granted under the 1997 Plan is based upon provisions of the Code as in effect on the date of this Proxy Statement, current regulations, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the federal income tax consequences of the 1997 Plan or of the requirements that must be met in order to qualify for the described tax treatment. In addition there may be foreign, state or local tax consequences that are not discussed herein.

     A. Incentive Stock Options (ISOs). The following general rules are applicable under current United States federal income tax law to ISOs granted under the 1997 Plan:

          1. In general, an optionee will not recognize any taxable income upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of an ISO, and the Company will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

          2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years from the date the ISO was granted or (ii) one year after the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

          3. If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the Holding Period (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be taxed to the optionee as ordinary income in the year of such disposition.

          4. In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of shares acquired upon exercise of an ISO, the Company generally will be entitled to a corresponding federal income tax deduction.

          5. The difference between the amount realized by an optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss.

          6. Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

          7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules apply.

          8. In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability under the "alternative minimum tax" rules. The alternative minimum tax rate (the maximum rate is 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays the alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

          9. Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain restrictions on resale under federal securities law applicable to directors, officers or 10% stockholders.

     B. Non-Qualified Stock Options (NQOs). The following general rules are applicable under current federal income tax law to options granted under the 1997 Plan which do not qualify as ISOs:

          1. In general, an optionee will not recognize any income upon the grant of an NQO, and the Company will not be entitled to a federal income tax deduction upon such grant.

          2. An optionee generally will recognize ordinary income at the time of exercise of the NQO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

          3. When an optionee sells the shares acquired upon the exercise of an NQO, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the optionee's basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be long-term capital gain or loss.

          4. When an optionee recognizes ordinary income attributable to an NQO, the Company generally will be entitled to a corresponding federal income tax deduction.

          5. An optionee may be entitled to exercise an NQO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises an NQO in such fashion, special rules apply.

          6. Special rules apply if the shares acquired upon the exercise of an NQO are subject to vesting, or are subject to certain restrictions on resale under federal securities law applicable to directors, officers or 10% stockholders.

     C. Long-Term Performance Awards (Performance Awards). The following general rules are applicable under current federal income tax law to Performance Awards that may be granted under the 1997 Plan.

          1. Persons receiving shares or cash pursuant to Performance Awards under the 1997 Plan will recognize ordinary income in an amount equal to the fair market value of the Performance Award less any purchase price paid.

          2. The Company generally will be entitled to a corresponding income tax deduction when such person recognizes ordinary income.

EFFECT ON 1997 PLAN OF CHANGE IN CONTROL OF THE COMPANY

     In the event of a Change in Control of the Company (defined below), the Committee may accelerate the vesting of outstanding stock options, and cause outstanding Performance Awards to be paid out in cash, based on prorated target results for the performance periods in question.

     A Change in Control is defined as the acquisition by an individual, entity or group, of beneficial ownership of 20% or more of either the outstanding Common Stock or combined voting power of all voting securities of the Company; continuing directors constituting less than a majority of the Board; a business combination in which stockholders of the Company prior to the business combination do not own beneficially more than 60% of the then outstanding shares of common stock and the combined voting power of the entity resulting from the business combination; or a complete dissolution, liquidation or sale of substantially all the assets of the Company other than to an entity of which former stockholders of the Company own more than 60% of the outstanding voting stock and the combined voting power of such entity.

 Stock Options Granted Under the 1997 Plan Since Its Inception

     The following table sets fourth as of January 31, 2002 all Stock Options granted under the 1997 Plan since its inception to (i) each of the Named Executive Officers appearing in the Compensation Table on page 14, (ii) all current executive officers of the Company, as a group, and (iii) all employees who are not executive officers of the Company, as a group. No Performance Awards have been granted under the 1997 Plan since its inception. Non-employee directors of the Company are not eligible to participate in the 1997 Plan. No individual, other than one named below, has received five percent or more of the Stock Options granted under the 1997 Plan. Future awards are in the discretion of the Compensation Committee of the Board of Directors and cannot be determined at this time.

                                                      NUMBER OF SHARES REPRESENTED
                                                        BY STOCK OPTIONS GRANTED
NAME AND PRINCIPAL POSITION                                 UNDER 1997 PLAN
---------------------------                           ----------------------------
Arthur L. Goldstein*...............................              220,000
  Chairman of the Board, President and
  Chief Executive Officer

Edward J. Cichon...................................               60,000
  Vice President,
  Equipment Business Group

Stephen Korn.......................................               72,500
  Vice President,
  General Counsel and Clerk

Daniel M. Kuzmak...................................               25,000
  Vice President and
  Chief Financial Officer

Theodore G. Papastavros............................               82,500
  Vice President,
  Strategic Planning

All Current Executive Officers.....................              603,000

All Employees who are not Executive Officers.......            1,380,250

---------------

* Received more than five percent of the Stock Options granted under the 1997 Plan.

 Proposed Amendment

     On February 26, 2002, the Corporation's Board of Directors amended the 1997 Plan, subject to the approval of the stockholders of the Corporation at the Annual Meeting, to increase the number of shares available for issuance upon exercise of Stock Options or pursuant to Performance Awards by 800,000 shares, representing approximately 4.6% of the Corporation's outstanding stock on that date.

     The Board of Directors has taken such action, subject to stockholder approval, to provide for the availability of additional shares in connection with future grants of Stock Options and/or Performance Awards, based upon its belief that Stock Options and Performance Awards are desirable and effective employment incentives for the retention of key employees, as well as to attract additional key employees to the Corporation. The Corporation has not yet determined who will receive the shares of Common Stock underlying Stock Options or Performance Awards that will be authorized for issuance from time to time under the 1997 Plan if the proposed amendment is approved.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1997 PLAN TO INCREASE BY 800,000 SHARES THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 1997 PLAN. The approval of the proposed amendment to the 1997 Plan requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote.

PROPOSAL 3.  SELECTION OF AN AUDITOR

     Pursuant to the recommendation of the Audit Committee, the Board of Directors proposes that the firm of PricewaterhouseCoopers LLP, independent certified public accountants, be appointed to serve as auditors for the fiscal year ending December 31, 2002. The ratification of this selection is not required under the laws of Massachusetts, where the Company is incorporated, but the Board of Directors of the Company believes it is sound policy and in the best interests of the stockholders to do so. In the event a majority of the votes cast are against the selection of PricewaterhouseCoopers LLP, the Board will consider the vote and the reasons therefor in future recommendations on the selection of an auditor for the Company.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions from stockholders who are present at the meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THIS SELECTION.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides summary information concerning the annual and long-term compensation paid to or earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the fiscal years ended December 31, 2001, 2000 and 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                          LONG-TERM COMPENSATION
                                                                  AWARDS
                                                         -------------------------
                                                         RESTRICTED    SECURITIES        ALL OTHER
                                  ANNUAL COMPENSATION      STOCK       UNDERLYING    COMPENSATION(2)(3)
        NAME AND                  --------------------     AWARDS     OPTIONS/SARS   ------------------
   PRINCIPAL POSITION      YEAR   SALARY($)   BONUS($)      ($)          (#)(1)             ($)
   ------------------      ----   ---------   --------   ----------   ------------          ---

Arthur L. Goldstein......  2001    550,000          0           0             0            51,724
  Chairman of the Board,   2000    550,000          0           0        70,000            57,165
  President and Chief      1999    550,000     40,000           0             0            53,283
  Executive Officer

Edward J. Cichon.........  2001    220,000          0           0             0             1,894
  Vice President,
     Equipment             2000    220,000          0           0        30,000             2,373
  Business Group           1999    197,000     30,000           0             0             1,328

Stephen Korn.............  2001    220,000          0           0             0             5,378
  Vice President, General  2000    220,000     50,000           0        32,500             5,950
  Counsel, and Clerk       1999    195,000     30,000           0             0             4,181

Daniel M. Kuzmak (3).....  2001    250,000    100,000           0        25,000            36,915
  Vice President and
     Chief                 2000         --         --          --            --                --
  Financial Officer        1999         --         --          --            --                --

Theodore G.
  Papastavros............  2001    220,000          0           0             0            10,923
  Vice President,
     Strategic             2000    220,000          0           0        32,500            11,438
  Planning                 1999    197,000     30,000           0             0             9,374

---------------

(1) Options granted under the Company's 1997 Stock Incentive Plan ("1997 Plan"). Each option is exercisable for one share of Common Stock, which may be purchased upon exercise with either cash or Common Stock. The options granted under the 1997 Plan have a duration of ten years, and are exercisable in 20% installments annually commencing on the first anniversary of the date of grant. Options may not be transferred by an option holder (other than by will or by the laws of descent and distribution or pursuant to a valid domestic relations order), and may be exercised only while the holder is an employee or within 90 days after termination of employment.

(2) Comprised of (a) Company matching contributions to officer's account in Ionics Section 401(k) Plan, available to all employees after an eligibility period, and/or (b) amounts accrued under the Company's Supplemental Executive Retirement Plan, described below following the Pension Plan Table. Matching 401(k) Plan contributions in 2001 for the Named Executive Officers in their order of presentation were $5,100, $0, $2,100, $0, and $5,100, respectively. Amounts accrued under the Supplemental Executive Retirement Plan for the Named Executive Officers in 2001 were $46,624, $1,894, $3,278, $3,470, and

    $5,823, respectively. Employees may elect to contribute to the Ionics
    Section 401(k) Plan from 1% to 12% of the amount that they would otherwise receive as cash compensation, and the contributed amounts, subject to certain limitations, are not subject to current federal income taxes. Amounts contributed to the Plan are invested at the direction of the employee in shares of the Company's Common Stock or in shares of one or more of seven mutual funds. The Company contributes to the Plan, for the individual accounts of the participants in the Plan, an amount equal to 50% of the amount each participant has elected to invest, up to 6% of compensation, in Common Stock of the Company. Matching amounts are invested entirely in the Company's Common Stock. The contributions by the Company for any one calendar year cannot exceed an aggregate maximum amount fixed from time to time by the Board of Directors.

(3) Mr. Kuzmak commenced his employment with the Company on January 11, 2001. The $100,000 bonus paid in 2001 was a signing bonus in the form of a loan, 25% of which was forgiven on the first anniversary of his commencement of employment, and the balance of which will be forgiven on the second anniversary. If the Company were to terminate Mr. Kuzmak's employment prior to that time, the remaining repayment obligation would be forgiven, but would be due and payable if Mr. Kuzmak left the Company's employ voluntarily prior to that time. Any principal repayment would bear interest at the annual rate of 7%. "All Other Compensation" for Mr. Kuzmak includes $33,445 paid to Mr. Kuzmak for certain relocation expenses incurred in connection with the sale of his previous home and purchase of his current home, household storage costs and temporary living expenses.

STOCK OPTION GRANTS

     The following table provides information concerning the grant of stock options (also reported in the Summary Compensation Table) under the 1997 Plan during the fiscal year ended December 31, 2001 to the Named Executive Officers. No stock appreciation rights ("SARs") were granted during fiscal 2001.

                            OPTION GRANTS IN 2001(1)

                                                                                             POTENTIAL
                                                                                          REALIZABLE VALUE
                          NUMBER OF                                                          AT ASSUMED
                         SECURITIES                                                         ANNUAL RATES
                         UNDERLYING     PERCENTAGE OF                                      OF STOCK PRICE
                           OPTIONS      TOTAL OPTIONS                                     APPRECIATION FOR
                         GRANTED(1)       GRANTED TO                                       OPTION TERM(2)
                         (SHARES OF      EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ----------------------
                        COMMON STOCK)    FISCAL 2001       ($/SHARE)         DATE        5%($)       10%($)
                        -------------   --------------   --------------   ----------   ---------   ----------
Arthur L. Goldstein...          0              --               --               --           --           --
Edward J. Cichon......          0              --               --               --           --           --
Stephen Korn..........          0              --               --               --           --           --
Daniel M. Kuzmak......     25,000              59%          29.625        1/11/2011    $ 465,775   $1,180,366
Theodore G.
  Papastavros.........          0              --               --               --           --           --

---------------

(1) All options were granted under the Company's 1997 Stock Incentive Plan. Each option is exercisable for one share of Common Stock, which may be purchased upon exercise with either cash or Common Stock. The options have a duration of ten years and are exercisable in 20% installments annually commencing on the first anniversary of the date of grant. The vesting of the options accelerate so that they become fully exercisable upon the occurrence of a "Change in Control." A Change in Control is defined as: the acquisition by any individual, entity or group of 20% or more of the outstanding voting shares of the Company; continuing directors constituting less than a majority of the Board of Directors; a business combination in which the stockholders of the Company prior to the business combination do not own beneficially more than 60% of the then outstanding shares of common stock and the combined voting power of the entity resulting from the business combination; or a complete dissolution, liquidation or sale of substantially all the assets of the Company other than to an entity of which former stockholders of the Company own more than 60% of the outstanding voting stock and the combined voting power of such entity. Options may not be transferred by an option holder (other than by will or by the laws of descent and distribution or pursuant to a valid domestic relations order), and may be exercised only while the holder remains an employee or within 90 days after termination of employment.

(2) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the option holder's continued employment through the period that exercise rights vest and the date on which the options are exercised.

STOCK OPTION EXERCISES

     The following table provides information, with respect to the Named Executive Officers listed in the Summary Compensation Table, concerning the exercise of options during, and holdings of unexercised options at the end of, fiscal year 2001.

                   AGGREGATED OPTION EXERCISES IN FISCAL 2001
                      AND FISCAL YEAR-END OPTION VALUES(1)

                             (I)         (II)                                                (IV)
                                                               (III)                 VALUE OF UNEXERCISED
                                                       NUMBER OF SECURITIES              IN-THE-MONEY
                            SHARES                    UNDERLYING UNEXERCISED              OPTIONS AT
                           ACQUIRED                      OPTIONS AT FISCAL            FISCAL YEAR-END(2)
                              ON         VALUE               YEAR-END                         ($)
                           EXERCISE   REALIZED(2)   ---------------------------   ---------------------------
NAME                         (#)          ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       --------   -----------   -----------   -------------   -----------   -------------
Arthur L. Goldstein......   50,000      390,000       454,000        116,000       1,758,216       456,134
Edward J. Cichon.........        0           --        24,000         36,000         102,720       154,080
Stephen Korn.............    6,000       41,950       104,500         42,000         385,505       154,940
Daniel M. Kuzmak.........        0           --             0         25,000               0        10,125
Theodore G.
  Papastavros............   12,000       94,800       116,500         46,000         435,477       171,948

---------------

(1) All options exercised by Named Executive Officers in 2001 were issued under the now-terminated 1979 Stock Option Plan (the "1979 Plan"). Each option granted under the 1979 Plan is exercisable with either cash or Common Stock. Options granted under the 1979 Plan have a duration of ten years and one day and are fully exercisable. Options granted under the 1979 Plan may not be transferred by an option holder (other than by the laws of descent or distribution), and may be exercised only while the holder is an employee of the Company or of a subsidiary, or within 30 days after involuntary termination of employment, or by the holder's estate for a period of 90 days after his death. Options held by the Named Executive Officers at year-end were issued under both the 1979 Plan and the 1997 Plan.

(2) Calculated as the difference between the closing price of the Company's Common Stock, as reported on the date of option exercise (or the sales price on such date if the individual sold on the exercise date) and the exercise price of the options(s) (Column II), and as the difference between the closing price of the Company's Common Stock, as reported on December 31, 2001 ($30.03 per share), and the exercise price of the option(s) (Column IV).

PENSION PLAN

     Employees of the Company and its domestic divisions and subsidiaries (except for employees of the Fabricated Products Group, based in Bridgeville, Pennsylvania, who participate in a defined contribution pension plan) may at their election participate in the Company's defined benefit retirement plan (the "Retirement Plan") after attaining age 21 and completing one year of service. No benefits vest under the Retirement Plan until an employee has five years of participation, at which time the employee becomes 100% vested. An employee must contribute at least 1% of base salary in order to accrue benefits under the Retirement Plan. The benefits payable upon retirement vary with the years of service and level of compensation while participating in the Retirement Plan. Upon retirement, participants also receive the total of their own contributions to the Retirement Plan plus the earnings thereon. The following table shows the estimated annual Company-provided pension benefits payable to an executive officer or other participant at normal retirement age (age 65) in the Retirement
Plan:

                               PENSION PLAN TABLE
                           (ESTIMATED ANNUAL BENEFITS
                             FOR YEARS OF CREDITED
                               SERVICE INDICATED)

                                                     YEARS OF SERVICE
  BASE SALARY AT      ------------------------------------------------------------------------------
RETIREMENT DATE(1)       5        10        15        20        25        30        35         40
------------------    -------   -------   -------   -------   -------   -------   -------   --------

     $ 50,000         $ 2,841   $ 5,067   $ 6,887   $ 8,558   $10,229   $11,900   $13,570   $ 15,241
     $ 75,000         $ 4,262   $ 7,601   $10,380   $13,011   $15,641   $18,271   $20,902   $ 23,532
     $100,000         $ 5,682   $10,135   $13,873   $17,462   $21,052   $24,641   $28,230   $ 31,820
     $125,000         $ 7,103   $12,668   $17,366   $21,914   $26,463   $31,012   $35,560   $ 40,109
     $150,000         $ 8,524   $15,202   $20,859   $26,367   $31,874   $37,382   $42,890   $ 48,398
     $175,000         $ 9,798   $17,590   $24,206   $30,673   $37,140   $43,607   $50,074   $ 56,542
     $200,000         $10,000   $18,821   $26,396   $33,822   $41,249   $48,675   $56,102   $ 63,528
     $225,000         $10,000   $19,465   $28,000   $36,385   $44,771   $53,157   $61,542   $ 69,928
     $250,000         $10,000   $20,100   $29,594   $38,939   $48,284   $57,628   $66,973   $ 76,318
     $275,000         $10,000   $20,735   $31,188   $41,492   $51,797   $62,101   $72,405   $ 82,709
     $300,000         $10,000   $21,370   $32,782   $44,046   $55,309   $66,572   $77,836   $ 89,099
     $325,000         $10,000   $22,006   $34,377   $46,599   $58,822   $71,045   $83,267   $ 95,490
     $350,000         $10,000   $22,337   $35,224   $48,406   $61,588   $74,770   $87,951   $101,133
     $375,000         $10,000   $22,337   $35,608   $49,749   $63,890   $78,031   $92,172   $106,313
     $400,000         $10,000   $22,337   $35,992   $51,092   $66,192   $81,293   $96,393   $111,493

---------------

(1) Effective January 1, 2000, under Internal Revenue Code Section 401(a)(17), no more than $170,000 of cash compensation may be taken into account in calculating benefits under the Retirement Plan. This level was increased to $200,000 effective January 1, 2002. The benefits set forth in the table above reflect the compensation limit for the 2001 plan year.

     Under the terms of the Retirement Plan, only the amount shown as "Salary" in the Summary Compensation Table is covered under "Base Salary" above. The fixed monthly retirement benefit of an officer retiring at normal retirement age (assuming payment is made on a life annuity basis) is determined by the following formula: (i) for years prior to January 1, 1989 -- one half of one percent (0.5%) of the first $550 of base monthly salary as of January 1, 1990, plus one and one-quarter percent (1.25%) of the balance of base monthly salary as of that date, that sum being multiplied by the number of prior years of service; plus (ii) for calendar year 1989, one and one-quarter percent (1.25%) of base monthly salary as of January 1, 1990; plus (iii) for each year after December 31, 1989 -- one and one-quarter percent (1.25%) of base monthly salary as of January 1st of that year. Fixed retirement benefits are not subject to deduction for Social Security benefits or other benefits received by officers.

     The Named Executive Officers have been credited with the following years of service, and would receive the following estimated annual benefits at normal retirement age (65): Mr. Goldstein, 41.6 years, $88,978; Mr. Cichon, 3.0 years, $55,042; Mr. Korn, 12.3 years, $43,352; Mr. Kuzmak, 1.0 year, $43,281; and Mr.
Papastavros, 46.3 years, $67,142.

     In 1996, the Company's Board of Directors adopted a Supplemental Executive Retirement Plan for officers and key employees of the Company ("SERP"). The purpose of the SERP is to permit officers and other key employees whose Base Salary exceeds the maximum pay upon which retirement benefits may be accrued in any year to accrue retirement benefits on Base Salary in excess of that amount, equivalent to the benefits that would have been accrued under the Retirement Plan if Base Salary levels over that amount could be taken into account in calculating benefits under the Retirement Plan. The SERP is administered by the Compensation Committee of the Board of Directors.

STOCK PLANS

     The Company currently has four stock ownership plans: the 1979 Stock Option Plan; the 1997 Stock Incentive Plan; the 1994 Restricted Stock Plan; and the 1986 Stock Option Plan for Non-Employee Directors. No new stock options will be granted under the 1979 Stock Option Plan, under which options to purchase 1,119,200 shares were outstanding as of January 31, 2002.

CHANGE IN CONTROL SEVERANCE AGREEMENTS

     The Company has entered into Employee Retention Agreements (the "Agreements") with each of the Named Executive Officers and with 11 other officers of the Company or its subsidiaries. The Agreements had an initial term expiring on December 31, 1999 (for those executive officers who were employed by the Company in 1999 or earlier), and are automatically extended on an annual basis unless the Company provides at least three months' notice that the Agreements will not be extended. Each Agreement provides for severance benefits if the employment of the employee is terminated by the Company (other than for Cause, as defined in the Agreement, or by reason of his death or disability) or by the employee for Good Reason (as defined in the Agreement) within 24 months after a Change in Control (as defined in the Agreement). Each Agreement provides that, in the event of a Potential Change in Control (as defined in the Agreement), the employee may not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of such Potential Change in Control.

     The Agreements provide for the following severance benefits: (i) a lump-sum payment equal to 200% (299% in the case of Mr. Goldstein) of the sum of (x) the employee's average annual base salary in the year of his termination and the prior two years plus (y) the average of the cash bonuses paid or awarded to him in respect of the three fiscal years preceding his termination; and (ii) the continuation of life, disability, dental and group health insurance benefits for a period of 24 months without charge to the employee. To the extent that payments to the employee pursuant to the Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the employee in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Agreement provides that the payments to be made pursuant to the Agreement will be reduced to the largest amount that would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

     In addition to the foregoing agreements, the Company's stock option and restricted stock plans provide for immediate lapse of the Company's repurchase rights or vesting of all outstanding options and awards upon any Change in Control (as defined in such plans) of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board of Directors appoints each year from among its members a Compensation Committee (the "Committee"). The Committee, which currently consists of five non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), is responsible for reviewing and establishing the compensation of the executive officers of the Company, and for authorizing grants under the Company's 1997 Stock Incentive Plan and 1994 Restricted Stock Plan. The Committee has furnished this report concerning compensation of executive officers for the fiscal year ended December 31, 2001.

     The compensation program for executive officers involves consideration of cash compensation, the granting of options to acquire the Company's Common Stock, and the granting of restricted stock under the 1994 Restricted Stock Plan.

 Cash Compensation

     Cash compensation of executive officers is structured to include base salary and, based on the achievement of performance objectives, a cash bonus. The Company determines base salary levels of executive officers by comparison to other companies engaged in its industry, represented by those in the "peer group" Index set forth in this Proxy Statement, or in similar industries, subject to an evaluation of comparative overall performance of the companies.

     The policy of the Company is to pay cash bonuses based on the achievement of specified corporate, business unit and individual performance objectives. The cash bonuses listed in the Summary Compensation Table earned by executive officers, as well as by other senior officers, were earned under the Company's Managerial Bonus Program. The Managerial Bonus Program considers both quantitative and qualitative performance. Quantitative performance focuses on two measurements: earnings before interest and taxes (EBIT) achieved by the business unit(s) for which the executive officer has major responsibility or involvement, and EBIT return on the average capital employed by such business unit(s) during the year. Qualitative performance focuses primarily on the degree to which the officer has participated in and contributed to the achievement of specified individual, divisional, departmental or corporate non-financial objectives.

     The Committee, after consideration of management's recommendations, may elect to utilize restricted stock in lieu of a portion of any cash award that might be payable under the Managerial Bonus Program. The Committee may also make discretionary restricted stock awards.

     Budgeted amounts for EBIT and EBIT return on average capital employed are established for each business unit, and for the Company as a whole, early in each fiscal year. At the same time, a corresponding cash bonus target is established for each executive officer based on the budgets of the business unit(s) for which the officer has major managerial responsibility or involvement. The cash bonus actually awarded, determined early in the next fiscal year by the Committee, depends on the extent to which the actual performance of the business unit(s) for which the officer has responsibility or involvement meets or exceeds the budgeted amounts, and on the degree of success in achieving the qualitative objectives.

     The Committee may make discretionary bonus awards in appropriate circumstances in which an executive officer might merit a bonus based on other considerations.

     At the request of management, Committee consideration of executive officer compensation in 2001 was deferred. Consequently, no change was made in the base salary of Mr. Goldstein, the Company's Chief Executive Officer, or in the base salaries of the Company's other executive officers, from 2000 levels by the Committee in 2001 and no bonuses were awarded to Mr. Goldstein or any other executive officer under the Managerial Bonus Program. Mr. Goldstein's current base salary of $550,000 was first established by the Committee in May 1999 and continued at that level by the Committee in February 2000. The Committee did not review executive officer compensation during its February 2002 meeting, and plans to do so at a subsequent meeting in 2002.

 Stock Options

     The Committee believes that stock options are an appropriate mechanism to provide senior management with a long-term incentive to strive for the continued growth and success of the Company. The Company's stock option policy, established by the Committee, is to recognize employee leadership and significant contribution to the Company, regardless of the employee's level of employment. The Committee also believes that ownership of the Company's stock by management promotes the enhancement of stockholder value by creating a greater community of interest between stockholders and management. Grants of stock options are now made under the 1997 Stock Incentive Plan, approved by the stockholders at the 1997 Annual Meeting. The size of stock option grants made by the Committee is based on evaluation of a recipient's performance, salary level and number of options held as a result of prior grants. During the fiscal year ended December 31, 2001, no options were granted to Mr. Goldstein or to the other executive officers of the Company, except for a stock option granted to Mr. Kuzmak, the Company's Vice President and Chief Financial Officer, upon the commencement of his employment.

 Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to the Company's chief executive officer and four other most highly compensated executive officers. Certain types of performance-based compensation, such as that available under the Company's 1979 Stock Option Plan and the 1997 Stock Incentive Plan, will not be subject to the deduction limit if certain requirements set forth in Section 162(m) are met.

                                          Respectfully submitted by the
                                          Compensation Committee of the Board of
                                          Directors

                                               Allen S. Wyett, Chairman
                                               William K. Reilly
                                               John J. Shields
                                               Carl S. Sloane
                                               Mark S. Wrighton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Board of Directors is a former or current officer or employee of the Company or any of its subsidiaries. To the Company's knowledge, there were no relationships involving members of the Compensation Committee of the Board of Directors or other directors of the Company requiring disclosure in this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors of the Company is composed of five non-employee directors. The Board of Directors has made a determination that each of the members of the Audit Committee satisfies the requirements of the New York Stock Exchange's Listing Standards (Section 303.01(B)(2)(a) and
(3)) as to independence, based on a determination that none of the members of the Audit Committee has a relationship to the Company that may interfere with his or her independence from the Company and its management. The Board has determined that each of the members of the Audit Committee also satisfies the New York Stock Exchange's requirements for financial literacy and experience.

     Management of the Company is responsible for preparing the financial statements, and the Company's independent auditors are responsible for performing an independent audit of the Company's financial statements and issuing a report thereon. The Audit Committee recognizes that the Company's management and independent auditors, who have more knowledge and detailed information concerning the Company than do members of the Audit Committee, have these primary responsibilities, and that the Audit Committee's role is to oversee and monitor these responsibilities. In doing so, the Audit Committee is not auditing the Company's financial statements, and is not providing any expert or special assistance as to the Company's financial statements or any professional certification as to the work of the independent auditors.

     The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was approved by the Board of Directors of the Company on May 2, 2000. A copy of the Charter was attached to the Proxy Statement of the Company prepared in connection with the 2001 Annual Meeting. The Audit Committee, among other matters, is responsible for the annual recommendation of the independent accountants to be appointed by the Board of Directors as the auditors of the Company and its subsidiaries, and reviews the Company's accounting policies, control systems and compliance activities. The Audit Committee also reviews the Charter of the Audit Committee on an annual basis. This is a report on the Committee's activities relating to fiscal year 2001.

 Review of Audited Financial Statements with Management

     The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with the management of the Company.

 Review of Financial Statements and Other Matters with Independent Auditors

     The Audit Committee discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP that firm's independence. The Audit Committee considered whether the provision of the non-audit services rendered during the fiscal year ended December 31, 2001 was compatible with maintaining PricewaterhouseCoopers LLP's independence.

 Recommendation that Financial Statements Be Included In Annual Report

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                          Respectfully submitted by the
                                          Audit Committee of the Board of
                                          Directors

                                               Douglas R. Brown, Chairman
                                               Stephen L. Brown
                                               Arnaud de Vitry d'Avaucourt
                                               Kathleen F. Feldstein
                                               Daniel I. C. Wang

INDEPENDENT AUDITORS' FEES

 Audit Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP, the Company's independent auditors, for professional services rendered for the audit for the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the review of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2001, were $781,758.

 Financial Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP provided no professional services for the fiscal year ended December 31, 2001 for financial information systems design and implementation, and therefore no fees were billed for such services.

 All Other Fees

     The aggregate fees billed by PricewaterhouseCoopers LLP for services other than those described above were as follows:


Foreign statutory audits....................................  $  129,209
Tax - related services......................................  $  869,412
Other.......................................................  $   70,562
                                                              ----------
     Total..................................................  $1,069,183
                                                              ==========

STOCK PERFORMANCE GRAPH

     The following presentation compares the Company's Common Stock price in the five-year period from December 31, 1996 to December 31, 2001 to the S&P 500 Stock Index and to a "peer group" index over the same period. The peer group index consists of the common stock of Calgon Carbon Corporation, Osmonics, Inc., and Pall Corporation. These corporations are involved in various aspects of the water treatment or liquids separations businesses. The presentation assumes that the value of an investment in each of the Company's Common Stock, the S&P 500 Index, and the peer group index was $100 on December 31, 1996, and that any cash dividends paid by any constituent company (none have been paid by the Company) were reinvested in the same security.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
    IONICS, INCORPORATED, S&P 500 INDEX AND "PEER GROUP" INDEX OF COMPARABLE
                                   COMPANIES

                               PERFORMANCE GRAPH
                                 Value at December 31,

         ---------------------------------------------------------------------------------------------------------
                                         1996         1997         1998         1999         2000         2001
         ---------------------------------------------------------------------------------------------------------
          Ionics                       $100.00      $ 81.51      $ 62.37      $ 58.59      $ 59.11      $ 62.56
          Peer Group                   $100.00      $ 83.27      $ 95.62      $ 84.76      $ 84.14      $103.24
          S&P 500 Index                $100.00      $133.38      $171.50      $207.59      $188.72      $166.30

DIRECTOR COMPENSATION

     Each director who is not an employee of the Company receives an annual retainer of $15,000, plus a fee of $2,000 for each regular meeting of the Board of Directors attended. In addition, each non-employee director who is a member of a committee of the Board of Directors also receives a fee of $1,000 for each meeting of the committee attended.

     In August 1998, the Board of Directors adopted the 1998 Non-Employee Directors' Fee Plan ("Fee Plan"). The Fee Plan permits non-employee directors to elect to receive payment of the annual retainer fee in cash or in Common Stock. The valuation of the Common Stock is based on the last reported sales price of the

Common Stock on the New York Stock Exchange on the trading date next preceding the date of the Board meeting at which payment will be made. Annual retainer fees are paid in two equal annual installments.

     Under the Company's 1986 Stock Option Plan for Non-Employee Directors (the "1986 Plan"), each person who is not an employee of the Company or any of its subsidiaries and who is elected a director of the Company is automatically entitled to receive an option for 2,000 shares of Common Stock upon his or her initial election (or, if elected by the Board of Directors, at the time of the next annual meeting of stockholders), and an option to acquire 2,000 additional shares upon completion of each next successive year in office. Options granted under the 1986 Plan have an exercise price equal to the fair market value on the date of grant, do not become exercisable until the expiration of six months from the date of grant, and thereafter may be exercised only during certain "window" periods. Options granted under the 1986 Plan expire ten years after the date of grant, and terminate 30 days after the holder ceases to be a director, or 90 days following a director's death. Options for 112,000 shares of Common Stock are currently outstanding under the 1986 Plan.

                             STOCKHOLDER PROPOSALS

     The Company's 2003 Annual Meeting is presently expected to be held on May 8, 2003. Proposals of stockholders intended to be presented at the 2003 Annual Meeting must be received no later than January 6, 2003, for inclusion in the Company's proxy statement and proxy for that meeting, except that if the date of the 2003 Annual Meeting is changed by more than 30 calendar days from the presently expected date, the Company must receive such proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

     Under the Company's By-Laws, stockholder proposals submitted for action at the annual meeting but not proposed for inclusion in the Company's proxy statement must be given to the Clerk of the Company not less than 80 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. Therefore, stockholders who wish to make a proposal at the 2003 Annual Meeting (other than one that will be included in the Company's proxy materials) must notify the Company no later than February 17, 2003 and no earlier than January 8, 2003. In the case of a special meeting of stockholders, or in the event the annual meeting is called for a date more than 60 days prior to the anniversary date, a stockholder must give such notice no later than 20 days following the date on which notice of the meeting date was mailed or publicly disclosed. Stockholder proposals for nomination of candidates to the Board of Directors are subject to similar time constraints. Articles V and VII of the Company's By-Laws contain certain requirements for the content of such proposals.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2001 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2001.

                                 OTHER MATTERS

     As of this time, the Board of Directors knows of no other matters to be brought before the meeting. However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed Proxy, the persons named in the Proxy will vote the Proxy in accordance with their best judgment as to such matters. Discretionary authority, if conferred by the enclosed Proxy, will include authority to vote on matters concerning which the Company did not receive timely notice pursuant to the provisions of the Company's By-Laws (see "Stockholder Proposals").

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In addition to soliciting stockholders by mail, certain of the Company's directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and the Company will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by directors, officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. The Company may, if appropriate, retain an independent proxy solicitation firm to assist in soliciting proxies. If the Company does so, it will pay such firm's customary fees and expenses.

                                          By Order of the Board of Directors

                                          STEPHEN KORN, Clerk
Watertown, Massachusetts
April 5, 2002

IONICS, INCORPORATED

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940



                                  DETACH HERE



[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

--------------------------------------------------------------------------------
                              IONICS, INCORPORATED
--------------------------------------------------------------------------------

1. Election of all four Class I Directors listed below.

NOMINEES: (01) Douglas R. Brown, (02) Kathleen F. Feldstein
          (03) Arthur L. Goldstein and (04) Carl S. Sloane

                FOR ALL NOMINEES     WITHHELD FROM ALL NOMINEES
                      [ ]                      [ ]
[ ]
_____________________________________________________________________________
    For all nominees except as noted above

2. To approve an amendment to the Company's 1997 Stock Incentive Plan to increase the maximum number of shares of Common Stock issuable under the Plan by 800,000 shares.

                     FOR                AGAINST             ABSTAIN
                     [ ]                  [ ]                 [ ]

3. Proposal to ratify the selection of PricewaterhouseCoopers LLP as auditors for fiscal year ending December 31, 2002.

                     FOR                AGAINST             ABSTAIN
                     [ ]                  [ ]                 [ ]

4. To consider and act upon such other matters as may properly come before the meeting.

                     FOR                AGAINST             ABSTAIN
                     [ ]                  [ ]                 [ ]

Mark box at right if an address change or comment has been noted on the reverse side of this card.
                                                                           [ ]
Please be sure to sign and date this Proxy.


Signature: ______________ Date: ________ Signature: _____________ Date: ________

                                  DETACH HERE


                              IONICS, INCORPORATED

                65 GROVE STREET, WATERTOWN, MASSACHUSETTS 02472

                PROXY FOR ANNUAL MEETING TO BE HELD MAY 8, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ARTHUR L. GOLDSTEIN and STEPHEN KORN, and each of them, as Proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes both of them, or any one if only one be present, to represent and to vote, as designated below, all the shares of Common Stock of Ionics, Incorporated held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual Meeting of Stockholders to be held on May 8, 2002, or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3, with discretionary authority to vote upon such other matters as may properly come before the meeting.

If you wish to vote in accordance with the Board of Directors' recommendation, just sign and date on the reverse side. You need not mark any boxes.

--------------------------------------------------------------------------------
        PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

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